EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
January 24, 2006

USEC Executive Tapped for American Water CFO Post

BETHESDA, Md. – Ellen Wolf, USEC senior vice president and chief financial officer, has accepted a similar position with a former employer and will leave USEC Inc. (NYSE: USU) in late February.

Wolf announced today that she will return to American Water Inc. in Voorhees, N.J. to facilitate that company’s potential sale or initial public offering as part of its divestiture from RWE. The German utility company announced in November that it plans to sell its water assets to focus on its energy business. Wolf will also join American Water’s board of directors.

“The opportunity to return to American Water to lead its financial team during this exciting period was a chance I could not pass up. My family still resides in New Jersey, so it is also an opportunity to return home,” Wolf said. “We are in the midst of closing our financial books for 2005, and I expect to remain with USEC until our results are filed in late February.”

John Barpoulis, vice president of Finance and treasurer, will serve as the interim chief financial officer while the Company conducts a search for a permanent replacement for Wolf, considering both internal and external candidates. Prior to joining USEC in March 2005, Barpoulis served as vice president and treasurer of National Energy & Gas Transmission, Inc., formerly a subsidiary of PG&E Corp.

“Ellen brought increased structure to our accounting and a widely respected insistence on the highest corporate ethics,” said John K. Welch, USEC president and chief executive officer. “She has shown strong leadership in greatly strengthening the company’s financial staff and improving controls required under Sarbanes-Oxley. We will miss her counsel and acumen but understand her desire to take advantage of this new opportunity with American Water. We wish her well.”

“I have been impressed with the strength and depth of USEC’s finance team and I am pleased that we have someone of John Barpoulis’ caliber and experience available to step into this position while we conduct our search. I am confident that our finance group will continue its excellence under John’s direction,” Welch said.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts:
Media: Investors:	Elizabeth Stuckle (301) 564-3399 Steven Wingfield (301) 564-3354